October 27, 2020

Elizabeth O’Neill
Via Electronic Mail

Dear Liz,
I am pleased to confirm that your new role will be Executive Vice President and Chief Operations Officer, reporting to me and continuing to serve as a member of the Executive Leadership Team.
Effective Date
The effective date of your new role will be November 30, 2020.
Employer and Work Location
Your employer will remain as Levi Strauss & Co. and your primary work location will continue to be our Levi’s Plaza headquarters in San Francisco, California.
Compensation, Benefits, and Perquisites
Your eligibility for your current compensation, benefits and perquisite levels will not change as a result of your new role and will be reviewed annually. As a direct report to the CEO, your compensation is presented to and approved by the Compensation Committee of the Board.
At-Will Employment
LS&Co. expects your association with the company will be mutually beneficial. However, in the event of involuntary termination you will be eligible for severance benefits in effect at that time that are provided to executives at your level reporting to the CEO.
Notwithstanding the above, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President and Chief Executive Officer or Chief Human Resources Officer can authorize an employment agreement to the contrary and then such employment agreement must be in writing.
Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter as an indication of your understanding of an agreement with the conditions contained herein.

Sincerely,

Chip Bergh
President & CEO

By signing below you hereby acknowledge and agree to the terms described in this offer letter.

Executive’s Signature:	/s/ ELIZABETH O'NEILL

Date:	April 2, 2021